Exhibit 10.1
RELEASE
     This agreement is being entered into by Westernbank Puerto Rico (hereinafter the “Bank”) and José M. Biaggi Landrón (hereinafter “Biaggi”) (jointly hereafter referred to as the “Parties”) agree as follows:
1.	Conclusion of Employment. Biaggi performed his duties for Bank through March 29, 2007 (“Separation Date”), on which date the Parties agreed to the voluntary resignation of Biaggi’s positions as President and Chief Executive Officer of Bank.

2.	Salaries and Employment Benefits. The Bank shall pay Biaggi (1) the current base salary rate and pay the premiums for medical and dental insurance through March 29, 2007; and (ii) any unused vacation days accrued as of the Separation Date and reimbursable expenses. Payments shall be subject to withholding of standard deductions as determined by law.

3.	Bonus. The Bank agrees pay Biaggi a bonus for his tenure in office in the sum of $800,000.00. Additionally, Biaggi will be entitled to retain the company car. This bonus shall not be subject to withholding for federal, state and local taxes, and Biaggi will assume all federal, state and local taxes responsibilities.

4.	General Release. The Parties hereby release and forever discharge each other and each of the Bank’s affiliates or subsidiary and their respective officers, directors, members, employees, agents, from any and all claims and causes of action, arising out of or in connection with any event, transaction or matter occurring or existing on or before the date of the execution of this agreement, including without limitation, any and all claims strictly arising or solely related to Biaggi’s termination.

5.	The Parties agree to keep this agreement confidential, except (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by Bank; or (ii) to financial or tax advisors as may be necessary for the preparation of tax returns or other reports required by law.

IN WITNESS HEREOF, the Parties execute this agreement in Mayagüez, Puerto Rico, this 10th of April, 2007.
WESTERNBANK PUERTO RICO

By:	/s/ Frank C. Stipes	/s/ Jose M. Biaggi Landron

FRANK C. STIPES		JOSE M. BIAGGI LANDRON
Chairman of the Board of Directors